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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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1. Name and Address of Reporting Person(1)     2. Issuer Name and Ticker or Trading Symbol     7. Individual or Joint/Group Filing
                                                                                                  (Check applicable line)
                                                                                                   X   Form filed by One Reporting
                                                                                                  ---- Person
                                                                                                       Form Filed by More Than One
   Lebolt           Frederic                      Hollinger International Inc. - HLR              ---- Reporting Person
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  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for
                                                  Number of Reporting        Month/Year
                                                  Person , if an Entity
   c/o Hollinger International Inc.               (Voluntary)
   401 North Wabash, Suite 750                                             Fiscal Year 1999
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                 (Street)                                                 5. If Amendment,
   Chicago,         IL              60611                                    Date of Original
-------------------------------------------                                  (Month/Year)
  (City)         (State)              (Zip)
                                                                          6. Relationship of Reporting Person to
                                                                             Issuer (Check all applicable)
                                                                                 Director         10% Owner
                                                                             ----              ---
                                                                              X  Officer (give    Other (Specify
                                                                             ----        title ---       below)
                                                                                         below)

                                                                                    Vice President-New Media
                                                                                    ------------------------


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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
Carl W. Vogt                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Under 1997 Plan              $15.06        2/23/98     (A)      (2)             (3)     2/22/08   Class A     (2)
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Under 1997 Plan              $15.06        2/26/99     (1)               (2)    (3)     2/22/08   Class A     (2)
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Under 1997 Plan              $12.25        2/26/99     (1)      (2)             (3)     2/25/09   Class A     (2)
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Under 1997 Plan              $11.63        2/12/99     (A)      (4)             (3)     2/11/09   Class A     (4)
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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    0
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    10,000                  D
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    15,000                  D
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    0
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Explanation of Responses:


(1) Company and Reporting Person agreed to cancel options originally granted to Reporting Person on
    February 23, 1998. New options were granted to Reporting Person on February 26, 1999.
(2) 10,000
(3) These options were granted to the reporting person under the Company's 1997 Stock Incentive Plan on the Transaction Date ("Grant Date"). 25% of the options become exercisable on each of the first, second, third and fourth anniversaries of the Grant Date.
(4) 15,000

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Frederic Lebolt              1/06/00
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- --------
                                                                                           Signature of Reporting Person(1)  Date


Note. File three copies of this form, one of which must be manually signed.                                         Page 2
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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